Exhibit 3.183

State of Florida

Department of State

I certify the attached is a true and correct copy of the Articles of Incorporation, as amended to date, of LAWNWOOD MEDICAL CENTER, INC., a corporation organized under the laws of the State of Florida, as shown by the records of this office.

The document number of this corporation is 487397.

Given under my hand and the

Great Seal of the State of Florida

at Tallahassee, the Capitol, this the

Nineteenth day of October, 2006

/s/ Sue M. Cobb
Sue M. Cobb
Secretary of State

CERTIFICATE DESIGNATING PLACE OF BUSINESS OR DOMICILE FOR THE SERVICE OF PROCESS WITHIN THIS STATE, NAMING AGENT UPON WHOM PROCESS MAY BE SERVED.

Pursuant to Chapter 48.091, Florida Statutes, the following is submitted in compliance with said Act:

First — That HCA – FORT PIERCE, INC. desiring to organize under the laws of the State of Florida with its principal office, as indicated in its articles of incorporation, in the City of Fort Pierce, County of St. Lucie, State of Florida, has named CT CORPORATION SYSTEM, 100 Biscayne Blvd., City of Miami, County of Dade, State of Florida 33132, as its agent to receive service of process within this state.

ACKNOWLEDGEMENT:

Having been named to receive service of process for the above named corporation at the place designated in this certificate, I hereby agree to act in this capacity, and agree to comply with the provision of said Act relative to keeping open said office.

CT CORPORATION SYSTEM

By
(Resident Agent)

ARTICLES OF INCORPORATION

OF

HCA – FORT PIERCE, INC.

WE, THE UNDERSIGNED, hereby agree to organize a corporation under the Laws of the State of Florida with articles of incorporation as follows:

FIRST: The general nature of the business or businesses to be transacted is as follows:

The general nature of the business to be transacted by this corporation is the management of general hospitals, and the building, leasing, owning and operation of private general hospitals and including, but not limited to pharmacies, psychiatric care facilities, medical office buildings, beauty shops, book stores, flower and gift stores in connection with said building, leasing, management, ownership and operation of hospitals. The foregoing notwithstanding, this corporation may engage in any activity or business permitted under the laws of the United States and of the State of Florida and may exercise those powers as enumerated in §608.13 of the Florida General Corporation Law as presently in force or as may be amended.

To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

To make and enter into all contracts necessary and proper for the conduct of the business of the corporation; to purchase the corporate assets of any other corporation and engage in the same character of business; and to take, hold, sell and convey such property as may be necessary in order to obtain or secure payment of any indebtedness or liability to the corporation.

To contract debts and borrow money at such rates of interest not to exceed the lawful interest rate and upon such terms as the corporation, or its board of directors, may deem necessary or expedient and shall authorize or agree upon, issue and sell bonds, debentures, notes and other evidences of indebtedness, whether secured or unsecured, and execute such mortgages, or other instruments upon or encumbering its property or credit to secure the payment of money borrowed or owing by it, as occasion may require and the board of directors deem expedient.

To acquire, enjoy, utilize, and dispose of patents, copyrights and trade marks and any licenses or other rights or interests thereunder or therein.

To guarantee, endorse, purchase, hold, sell, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or other evidences of indebtedness created by any other corporation of this state or any other state or government; while owner of such stock to exercise all the rights, powers and privileges of ownership, including the right to vote such stock.

To conduct business, have one or more offices in, and buy, hold, mortgage, sell, convey, lease, or otherwise dispose of real and personal property, and buy, hold, mortgage, sell, convey, or otherwise dispose of franchises in this state and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and in foreign countries.

To do all and everything necessary and proper for the accomplishment of the objects enumerated in these articles of incorporation or necessary or incidental to the benefit and protection of the corporation, and to carry on any lawful business necessary or incidental to the attainment of the objects of the corporation whether or not such business is similar in nature to the objects enumerated in these articles of incorporation.

In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Florida upon corporations formed under the Laws of the State of Florida, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.

The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in these articles of incorporation, but the objects and purposes specified in each of the foregoing clauses of the a articles shall be regarded as independent objects and purposes.

THIRD: The amount of capital stock authorized is One Thousand Dollars ($1,000.00) and the maximum number of shares that the corporation is authorized to issue is one thousand (1,000) shares of the par value of One Dollar ($1.00) each.

FOURTH: The amount of capital with which the corporation will begin business is One Thousand Dollars ($1,000.00).

FIFTH: The corporation is to have perpetual existence.

SIXTH: The street address of the principal office of the corporation in Florida is 100 Biscayne Blvd., c/o C T Corporation System, Miami, County of Dade, Florida 33132, or at such other place within the state as the board of directors from time to time by appropriate action, shall determine.

SEVENTH: The number of directors of the corporation shall be three (3).

EIGHTH: The names and street addresses of the members of the first board of directors, who shall hold office for the first year of existence of the corporation or until their successors are elected or appointed and have qualified, are:

DIRECTORS	STREET ADDRESSES
John C. Neff	One Park Plaza, Nashville, Tennessee 37203
Thomas F. Frist, Jr.	One Park Plaza, Nashville, Tennessee 37203
Robert P. Brueck	One Park Plaza, Nashville, Tennessee 37203

The number of directors may be increased or diminished from time to time, by bylaws adopted by the stockholders, but shall never be less than three (3). The stockholders shall have the power at any special or regular meeting to remove a director at any time without cause by a majority vote and may fill the vacancy thereby created in a like manner. NINTH: The name and street address of each subscriber of the articles of incorporation are as follows:

NAMES	STREET ADDRESSES
G. F. Robinson	1820 First National Bank Tower, Atlanta, Ga.30303
D. W. Hans	1820 First National Bank Tower, Atlanta, Ga.30303
R. K. Bennett	1820 First National Bank Tower, Atlanta, Ga.30303

TENTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To adopt or amend by-laws not inconsistent with any by-laws that may have been adopted by the stockholders.

To fix the amount to be reserved as working capital over and above its capital stock paid in.

To authorize and cause to be executed mortgages or other instruments upon or encumbering the real and personal property of the corporation.

From time to time to determine whether and to what extent, and at what time and places, and under what considerations and what regulations, the accounts and books of this corporation, (other than stock books), or any of them, shall be open to inspection by the stockholders; and no stockholder shall have any right of inspecting any account, book or document of this corporation except as conferred by statute, unless authorized by a resolution of the stockholders or directors.

Pursuant to the affirmative vote of the stockholders of record holding stock in the corporation entitling them to exercise at least a majority of the voting power, given at a stockholders’ meeting duly called for that purpose or when authorized by the written consent of stockholders of record holding stock in the corporation entitling them to exercise at least a majority of the voting power, the board of directors shall have the power and authority at any meeting to sell, lease, or exchange all the property and assets of this corporation, including its goodwill and its corporate franchises, or any property or assets essential to the business of the corporation, upon such terms and conditions as the board of directors deem expedient.

ELEVENTH: Both stockholders and directors shall have the power, if the by-laws so provide, to hold their meetings within or without the State of Florida, and to keep the books in this corporation (subject to the provisions of the statute), outside of the State of Florida in such places as may be from time to time designated by the board of directors.

TWELFTH: These Articles of Incorporation may be amended in the manner provided by law. Every amendment shall be approved by the board of directors, proposed by them to the stockholders, and approved at a stockholders’ meeting by a majority of the stock entitled to vote thereon, unless all the directors and all the stockholders sign a written statement manifesting their intention that a certain amendment of these Articles of Incorporation be made.

WE, THE UNDERSIGNED, being all of the subscribers hereinbefore named, for the purpose of forming a corporation, do subscribe and acknowledge these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands this 2nd day of October A.D. 1975.

/s/ G. F. Robinson
G. F. Robinson

/s/ D. W. Hans
D. W. Hans

/s/ R. K. Bennett
R. K. Bennett

STATE OF GEORGIA	)
	)	SS.
COUNTY OF FULTON	)

I hereby certify that on this day before me, an officer duly authorized in the state aforesaid and in the county aforesaid to take acknowledgments, personally appeared G. F. Robinson, D.W. Hans and R. K. Bennett, to me known and known to be the persons described in and who executed the foregoing articles of incorporation, and severally acknowledged before me that they executed the same and that the facts therein stated are truly set forth.

Witness my hand and official seal in the county and state last aforesaid this 2nd day of October A.D. 1975.

/s/ Edna B. Bell
Notary Public

(NOTARIAL SEAL)

My Commission expires:         Notary Public, Georgia, State at Large

My Commission Expires Aug. 12, 1979

ARTICLES OF AMENDMENT

OF

HCA – FORT PIERCE, INC.

1. The name of the corporation is HCA – FORT PIERCE, INC.

2. The following amendment was adopted by the shareholders of this corporation on February 2, 1977:

The name of the corporation shall be amended to read:

LAWNWOOD MEDICAL CENTER, INC.

IN WITNESS WHEREOF, the undersigned Vice President and Assistant Secretary of this corporation have executed these Articles of Amendment this 4th day of February, 1977.

/s/ Donald W. Fish
Donald W. Fish, Vice President

/s/ Ira E. Parker, III
Ira E. Parker, III, Assistant Secretary

STATE OF TENNESSEE	)
COUNTY OF DAVIDSON	)

I HEREBY CERTIFY that on this day, before me, the undersigned notary public, duly authorized in the State and County aforesaid to take acknowledgments, personally appeared DONALD W. FISH and IRA E. PARKER, III, well known to me to be the Vice President and Assistant Secretary respectively of HCA – FORT PIERCE, INC., and that they severally acknowledged that they executed the same under authority duly vested in them by said corporation and-that the seal affixed thereto is the true corporate seal of said corporation.

WITNESS my hand and official seal in the County and State last aforesaid this 4th day of February, 1977.

/s/ Cynthia S. Manley

Notary Public Davidson County, Tennessee My commission expires: May 1, 1979